Exhibit 99.2

EDDIE BAUER PROVIDES UPDATE ON SALE PROCESS

SEATTLE, July 17, 2009 – Eddie Bauer Holdings, Inc. (OTC Pink Sheets: EBHIQ) announced today the final results of its bankruptcy sale process. Golden Gate Capital was selected as having the highest and best offer with an all cash bid of $286 million. The Golden Gate offer will be presented for court approval on July 22nd. The transaction is expected to close in early August.

The Golden Gate offer will maintain the substantial majority of Eddie Bauer’s stores and employees in a newly formed going concern company. Pursuant to the purchase agreement Eddie Bauer gift cards will be honored in the ordinary course of business.

The transaction is not expected to result in any distribution to the stockholders of Eddie Bauer Holdings, Inc.

Additional information on the filings and sale process is available on the Company’s website at http://investors.eddiebauer.com.

About Eddie Bauer

Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells outerwear, apparel and accessories for the active outdoor lifestyle. The Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at 371 stores throughout the United States and Canada, through catalog sales and online at www.eddiebauer.com. Eddie Bauer participates in a joint venture in Japan and has licensing agreements across a variety of product categories.

SAFE HARBOR STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” qualifiers such as “preliminary”, and similar expressions. Forward-looking statements are not guarantees of future events, and the Company can provide no assurance that such statements will be realized. Forward-looking statements contained in this press release are based on estimates and assumptions, which assumptions and estimates may prove to be inaccurate, and involve risks and uncertainties. Actual results may differ from those contemplated by such forward-looking statements as a result of a variety of factors, including adverse Bankruptcy Court rulings; a continued downturn in the national and global economies; unwillingness of the Company’s vendors to accept orders or supply goods on acceptable terms; changes in consumer confidence and consumer spending patterns; increased levels of merchandise returns or gift card use not estimated by management; disruption in back-end operations; and the other risks identified in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended, including the Company’s Annual Report on Form 10-K for the period ended January 3, 2009 and quarterly report on Form 10-Q for the period ended April 4, 2009. The information contained in this release is as of July 17, 2009, and except as required by law, the Company undertakes no obligation to update any of these forward-looking statements.